Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Marketo, Inc.:

We consent to the use of our report dated March 12, 2015 with respect to the consolidated balance sheets of Marketo, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, incorporated by reference.

/s/ KPMG LLP

Santa Clara, California
March 2, 2016